PUBLIC STORAGE, INC.
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE




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                                                                   For the Three Months Ended          For the Six Months Ended
Earnings Per Share:                                                       June 30,                           June 30,
-------------------                                                    2004             2003             2004              2003
                                                                  -------------    ------------     -------------     -------------
                                                                         (amounts in thousands, except per share data)

Net income..................................................      $    92,360      $    84,297      $   161,427       $   160,936

Less: Cumulative Preferred Stock Dividends:
   9.20% Cumulative Preferred Stock, Series B...............                -                -                -            (1,323)
   Adjustable Rate Preferred Stock, Series C................                -             (506)               -            (1,012)
   9.50% Cumulative Preferred Stock, Series D...............             (713)            (713)          (1,426)           (1,426)
   10.00% Cumulative Preferred Stock, Series E..............           (1,372)          (1,372)          (2,744)           (2,744)
   9.75% Cumulative Preferred Stock, Series F...............           (1,401)          (1,401)          (2,802)           (2,802)
   8.25% Cumulative Preferred Stock, Series K...............                -           (2,372)            (501)           (4,744)
   8.25% Cumulative Preferred Stock, Series L...............                -           (2,372)          (1,818)           (4,744)
   8.75% Cumulative Preferred Stock, Series M...............           (1,230)          (1,230)          (2,460)           (2,460)
   8.60% Cumulative Preferred Stock, Series Q...............           (3,709)          (3,709)          (7,418)           (7,418)
   8.00% Cumulative Preferred Stock, Series R...............          (10,200)         (10,200)         (20,400)          (20,400)
   7.875% Cumulative Preferred Stock, Series S..............           (2,830)          (2,830)          (5,660)           (5,660)
   7.625% Cumulative Preferred Stock, Series T..............           (2,900)          (2,900)          (5,800)           (5,800)
   7.625% Cumulative Preferred Stock, Series U..............           (2,860)          (2,860)          (5,720)           (5,720)
   7.50% Cumulative Preferred Stock, Series V...............           (3,234)          (3,234)          (6,468)           (6,468)
   6.50% Cumulative Preferred Stock, Series W...............           (2,153)               -           (4,306)                -
   6.45% Cumulative Preferred Stock, Series X...............           (1,935)               -           (3,870)                -
   6.85% Cumulative Preferred Stock, Series Y...............             (685)               -           (1,363)                -
   6.25% Cumulative Preferred Stock, Series Z...............           (1,777)               -           (2,285)                -
   6.125% Cumulative Preferred Stock, Series A..............           (1,781)               -           (1,781)                -
   7.125% Cumulative Preferred Stock, Series B..............                -                -                -                 -
                                                                  -------------    ------------     -------------     -------------
Total preferred dividends...................................          (38,780)         (35,699)         (76,822)          (72,721)
   Allocation of income to preferred shareholders based on
   redemptions of preferred stock (a).......................                -           (1,100)          (3,723)           (3,397)
                                                                  -------------    ------------     -------------     -------------
Total net income allocated to preferred shareholders........       $  (38,780)     $   (36,799)     $   (80,545)      $   (76,118)
                                                                  =============    ============     =============     =============
Total net income allocable to common shareholders...........       $   53,580      $    47,498      $    80,882       $    84,818
                                                                  =============    ============     =============     =============
Allocation of net income to common shareholders by class:
      Net income allocable to shareholders of the Equity
       Stock, Series A......................................       $    5,376      $     5,376      $    10,751       $    10,751
      Net income allocable to shareholders of common stock..           48,204           42,122           70,131            74,067
                                                                  -------------    ------------     -------------     -------------
                                                                   $   53,580      $    47,498      $    80,882       $    84,818
                                                                  =============    ============     =============     =============
Weighted average common shares and equivalents outstanding:
   Basic weighted average common shares outstanding.........          127,632          124,599          127,407           124,340

   Net effect of dilutive stock options and restricted stock
     stock units - based on treasury stock method using
     average market price...................................              916            1,255              968             1,196
                                                                  -------------    ------------     -------------     -------------
   Diluted weighted average common shares outstanding.......          128,548          125,854          128,375           125,536
                                                                  =============    ============     =============     =============
Basic earnings per common and common equivalent share (a)...       $     0.38      $      0.34      $      0.55       $      0.60
                                                                  =============    ============     =============     =============
Diluted earnings per common and common equivalent share (a).       $     0.37      $      0.33      $      0.55       $      0.59
                                                                  =============    ============     =============     =============

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(a)  See Note 2 to the Company's  consolidated  financial  statements  regarding
     "Net Income per Common Share" and the underlying discussion on Emerging Issues Task Force Topic D-42.

Note: There are no securities outstanding which would have an anti-dilutive effect upon earnings per common share for each of the three and six months ended June 30, 2004 and 2003.

                                   Exhibit 11